Exhibit 99.1

DANVERS BANCORP, INC.
FOR IMMEDIATE RELEASE

Date:	April 22, 2010

Contacts:	Kevin T. Bottomley	L. Mark Panella
	President and CEO	Executive Vice President and CFO

Phone:	(978) 739-0263	(978) 739-0217
Email:	kevin.bottomley@danversbank.com	mark.panella@danversbank.com

Danvers Bancorp, Inc. Reports Results for the Three Months Ended March 31, 2010

DANVERS, MASSACHUSETTS (April 22, 2010): Danvers Bancorp, Inc. (the “Company”) (NASDAQ: DNBK), the holding company for Danversbank, today reported net income of $4.3 million for the quarter ended March 31, 2010 compared to net income of $1.4 million for the same quarter in 2009.  The acquisition of Beverly National Corporation (“Beverly”) and the overall improvement of the Company’s net interest margin resulted in a significant increase in net interest income and a lesser increase in non-interest income.  These increases were partially offset by higher provision for loan losses, increased salaries and benefits expense, and other operating expenses.  Specifically, net interest income improved by $8.3 million or 66.5%, between the comparable periods.

Compared to the quarter ended December 31, 2009, net income increased to $4.3 million, or 61.8%, from net income of $2.6 million.  A moderate increase in net interest income, a modest increase in non-interest income and a decline in the provision for loan losses was partially offset by a tax provision in 2010 versus a tax benefit in 2009.

2010 first quarter financial highlights include:

•	22% annualized growth in total deposits during the first quarter;
•	Non-performing assets to total assets of 0.70% compared to 0.77% for Q4 ‘09 and 0.55% for Q1 ‘09;
•	Net interest margin of 3.66% compared to 3.57% for Q4 ‘09 and 3.06% for Q1 ‘09;
•	Net interest income increased 8.2% compared to Q4 ‘09 and 66.5% compared to Q1 ‘09; and
•	Non-interest income increased 10.5% compared to Q4 ‘09 and 55.8% compared to Q1 ‘09.

“Our margin improvement since the closing of our acquisition of Beverly National Corporation in the fourth quarter of 2009 has exceeded our expectations.  We will seek to maintain this current level for the remainder of 2010 but do not expect to see a continued widening as we have seen in recent quarters,” noted Kevin T. Bottomley, President and CEO.

Earnings per share basic and diluted for the first quarter of 2010 and 2009 were $0.21 and $0.08, respectively.  Earnings per share basic and diluted for the quarter ended December 31, 2009 were $0.14.

Merger

On February 12, 2010, Beverly National Bank and all of its branches were legally and operationally merged with and into Danversbank.  On Tuesday February 16, 2010, the eight former Beverly National Bank branches reopened as Danversbank branches.

DANVERS BANCORP, INC.

Dividend Declared

The Board of Directors of the Company has declared a cash dividend on its common stock of $.02 per share. The dividend will be paid on or after May 21, 2010 to shareholders of record as of May 7, 2010.

2010 Earnings Summary

The Company’s net interest income increased $8.3 million, or 66.5%, during the first quarter of 2010 compared to the same period in 2009.  This is attributable to the overall growth of the Company and in particular, the Company’s sizeable loan growth and an increase in our net interest margin (“NIM”).  Net loans increased $508.0 million, or 44.8% between the periods, and the Company’s NIM improved by 60 basis points from 3.06% for the first quarter of 2009 to 3.66% for the first quarter of 2010.  The improvement in our NIM is primarily the result of a 94 basis point decline in funding costs between the comparable periods.

The Company’s first quarter net interest income increased $1.6 million, or 8.2%, compared to the fourth quarter of 2009 due to a 9 basis point increase in the Company’s NIM, from 3.57% for the fourth quarter of 2009 to 3.66% for the first quarter of 2010.  While asset yields only declined 6 basis points, funding costs declined 21 basis points.  Net loans, investments and total assets declined modestly between the comparable periods.

Non-interest income for the first quarter of 2010 totaled $2.7 million, an increase of $953,000, or 55.8%, compared to the first quarter of 2009.  The improvement was primarily due to an increase of $393,000 in trust services fees, $296,000 in additional deposit account service fees and $179,000 in the cash surrender value of bank-owned life insurance.  These increases were partially offset by a $242,000 decline in gains on sales of loans.

Non-interest income for the first quarter of 2010 increased $252,000, or 10.5%, compared to the fourth quarter of 2009.  An increase of $129,000 in trust services revenues was accompanied by modest increases in a number of other non-interest income categories.  While the Company’s general levels of non-interest revenues have shown incremental improvement, developing additional and meaningful sources of non-interest income remains a significant challenge.

Non-interest expense increased $5.7 million, or 48.5%, between the periods ended March 31, 2010 and 2009, respectively, due primarily to increases in salaries and employee benefits, occupancy and equipment expense as a result of the additional personnel and branches related to the Beverly acquisition.  Other operating expense increased $1.4 million, or 90.2%, due primarily to the amortization of the core deposit intangible related to the acquisition.

Non-interest expense increased slightly for the first quarter of 2010 compared to the fourth quarter of 2009.  The Company has experienced increases in salaries and employee benefits and occupancy as a result of the acquisition and the Company’s continued expansion of its branch footprint and general business activities.

Since the fully taxable components of the Company’s revenues have increased as a result of the acquisition, the Company booked a tax provision for the first quarter of 2010 versus a tax benefit for the fourth quarter of 2009.

Balance Sheet Summary

Total assets decreased by $44.9 million, or 1.8%, during the quarter ended March 31, 2010.  Net loans decreased by $8.5 million, or 0.5%, securities decreased by $17.1 million, or 2.9% and cash declined $7.5 million, during the first quarter.  The strong growth of the balance sheet in 2008 and 2009 and in particular the market transfer of large and well-diversified credit opportunities from some of the larger institutions in the area to some of the community banking franchises slowed substantially during the first quarter.  At the same time, the Company experienced moderate deposit growth during the period.  Deposit balances increased by $97.5 million, or 5.5%, for the period ended March 31, 2010.  The Company utilized these cash flows to fund some securities purchases and to retire a significant portion of its overnight borrowing.

DANVERS BANCORP, INC.

“We are confident that our loan portfolio, while flat during the first quarter, will remain a source of growth in the future.  A strong fourth quarter, and in particular a very productive December, resulted in a smaller pipeline as we transitioned into 2010.  When you combine this with increased competition from some of the larger banks in our market area, it put a damper on our organic growth in the first quarter.  We do not expect this trend to continue for the remainder of the year,” mentioned Bottomley.

All of the Company’s loan portfolio categories were relatively flat during the quarter.   The trend, as it has been for the better part of the past three years, has been to systematically wind down the Company’s construction lending activities in favor of C&I and selected permanent commercial real estate opportunities.

The Company experienced a modest improvement in its asset quality metrics for the quarter ended March 31, 2010.  Total non-performing assets (“NPA’s”) decreased to $17.2 million at March 31, 2010 from $19.2 million at December 31, 2009.  NPA’s, as a percentage of total assets, stand at 70 basis points at the end of the quarter.  This compares to non-performing asset metrics of 77 basis points, 73 basis points and 79 basis points for the 2009 quarters ended December 31, September 30 and June 30, respectively.  At March 31, 2010, total NPA’s were composed of $9.9 million in loans considered impaired and on non-accrual, $6.0 million in troubled debt restructures (“TDR’s”) and $1.3 million in other real estate owned (“OREO”).  At the present, the number of problem credits being resolved are being offset by an equal number of new problem credits from quarter to quarter.  For the most part, these credits have emanated from the pre-merger Danversbank loan portfolio.  All of the credits classified as TDR’s were performing in accordance with their modified terms and conditions at March 31, 2010 and the OREO balance consists of five properties with no particular business segment or industry concentration represented.

“As we have noted in a number of our previous discussions, economic conditions in Massachusetts remain challenging and we expect to be faced with continued stresses in our loan portfolio in 2010,” stated Bottomley.

Despite concerns over employment and some softening of the local economy, the Company’s delinquency trends continue to be stable and favorable when compared to many industry peers.  The first quarter provision for loan losses was $1.2 million compared to $760,000 for the same period in 2009 and $1.8 million for the fourth quarter of 2009.  The commercial profile of the Company’s loan portfolio and to a lesser extent the establishment of specific reserves were the primary reasons for the increase.  The allowance for loan losses increased $810,000, or 5.5%, during the first quarter of 2010 and represented 0.93% of loans at March 31, 2010.  The recently completed merger with Beverly National Bank and the attendant “purchase accounting” considerations are the reasons that the reserve represents a lower percentage of gross loans than in previous quarters.  Net charge-offs for the quarter ended March 31, 2010 were $389,000.  By comparison, net charge-offs were $2.5 million for all of 2009.  The allowance represents 97.2% of non-performing loans at March 31, 2010 compared to 82.5% at December 31, 2009.

Deposits increased by $97.5 million, or 5.5%, to $1.9 billion at March 31, 2010 compared to $1.8 billion at December 31, 2009.  During the quarter, the Company experienced increases in all deposit categories with the exception of demand deposits.  This growth is primarily attributable to the Company’s expanded retail branch presence.  The Company opened its Cambridge (third quarter) and Waltham (fourth quarter) locations in 2009 and these branches have already attracted $54.4 million in new deposit balances.  Despite the low levels of short-term interest rates, the Company has experienced considerable success at raising “core” deposit balances.

The Company expects to continue with the expansion of its retail branch network and plans to open a new branch in Needham during the third quarter of 2010 to go along with the recent opening of a new Boston branch.  In addition, the Company has executed a lease and filed an application to open a branch in Lexington that we hope to open prior to year-end.

“2009 marked the continued expansion of our retail franchise as evidenced by the opening of branches in Cambridge and Waltham and the acquisition of Beverly National Corporation which added eight branches to our network.  We are pleased to see a continuation of this expansion in 2010,” mentioned Bottomley.

DANVERS BANCORP, INC.

Short-term advances from the Federal Home Loan Bank of Boston (“FHLBB”) decreased by $128.0 million, or 37.8%, at March 31, 2010 compared to December 31, 2009.  Management has replaced all of the Company’s short-term FHLBB borrowing with the aforementioned deposit inflows and in the process has lessened the Company’s reliance on any single short-term funding source.  The Company had approximately $210.4 million in various FHLBB term advances outstanding and $39.7 million in short-term borrowings at March 31, 2010.  The Company’s short-term borrowings consist of $39.7 million in overnight customer repurchase agreements (“REPO’s”).  From a funding and liquidity perspective, the Company has ready access to a number of very large, stable and well-diversified short-term funding sources and these alternatives are available at highly competitive rates given the current rate environment.

Company Profile

Danvers Bancorp, Inc., the holding company for Danversbank, is headquartered in Danvers, Massachusetts.  The Company has grown to $2.5 billion in assets through acquisitions and internal growth, including de novo branching.  We conduct business from our main office located at One Conant Street, Danvers, Massachusetts, and our 25 other branch offices located in Andover, Beverly, Boston, Cambridge, Chelsea, Danvers, Hamilton, Malden, Manchester, Middleton, Peabody, Reading, Revere, Salem, Saugus, Topsfield, Waltham, Wilmington and Woburn, Massachusetts.  Our business consists primarily of making loans to our customers, including C&I loans, commercial real estate loans, owner-occupied residential mortgages and consumer loans and investing in a variety of investment securities.  We fund these lending and investment activities with deposits from our customers, funds generated from operations and selected borrowings. We also provide wealth management and trust services, treasury management, debit and credit card products and online banking services.  Additional information about the Company and its subsidiaries is available at www.danversbank.com.

Forward Looking Statements

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management.  Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions.  As a result, actual results may differ from those contemplated by these statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes and the risk factors described in the Company’s December 31, 2009 Form 10-K, issued March 16, 2010, as updated by our Quarterly Reports on Form 10-Q, that adversely affect the business in which Danvers Bancorp, Inc. is engaged and changes in the securities market.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call.  The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

DANVERS BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2010	2009
	(In thousands)
ASSETS
Cash and cash equivalents	$64,257	$71,757
Certificates of deposit	-	10,679
Securities available for sale, at fair value	466,018	481,100
Securities held to maturity, at cost	108,879	110,932
Loans held for sale	215	1,948
Loans	1,659,677	1,666,164
Less allowance for loan losses	(15,509)	(14,699)
Loans, net	1,644,168	1,651,465

Restricted stock, at cost	18,726	18,726
Premises and equipment, net	37,433	36,764
Bank-owned life insurance	33,216	32,900
Other real estate owned	1,271	1,427
Accrued interest receivable	9,442	9,998
Deferred tax asset, net	5,160	9,619
Goodwill and intangibles assets	34,539	35,094
Prepaid FDIC assessment	8,007	8,515
Other assets	23,497	18,825
	$2,454,828	$2,499,749

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$222,189	$224,776
Savings and NOW accounts	405,768	376,975
Money market accounts	667,640	621,683
Term certificates over $100,000	334,227	314,097
Other term certificates	233,539	228,272
Total deposits	1,863,363	1,765,803
Short-term borrowings	39,730	172,829
Long-term debt	210,436	218,475
Subordinated debt	29,965	29,965
Accrued expenses and other liabilities	21,120	27,011
Total liabilities	2,164,614	2,214,083
Stockholders' equity:
Preferred stock; $0.01 par value, 10,000,000 shares authorized;
none issued	-	-
Common stock; $0.01 par value, 60,000,000 shares authorized; 22,316,125 shares
issued	223	223
Additional paid-in capital	237,942	237,577
Retained earnings	75,704	71,864
Accumulated other comprehensive income	4,323	3,650
Unearned restricted shares - 545,558 and 639,807 shares at March 31, 2010 and
December 31, 2009, respectively	(6,806)	(6,793)
Unearned compensation - ESOP; 1,266,818 and 1,284,660 shares at
March 31, 2010 and December 31, 2009, respectively	(12,668)	(12,846)
Treasury stock, at cost; 644,218 and 610,593 shares at March 31, 2010 and
December 31, 2009, respectively	(8,504)	(8,009)
Total stockholders' equity	290,214	285,666
	$2,454,828	$2,499,749

DANVERS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$23,389	$15,707
Interest on debt securities:
Taxable	5,381	5,422
Non-taxable	242	203
Interest on cash equivalents and certificates of deposit	47	97
Total interest and dividend income	29,059	21,429

Interest expense:
Interest on deposits:
Savings and NOW accounts	1,053	548
Money market accounts	2,255	2,923
Term certificates	2,597	3,027
Interest on short-term borrowings	96	128
Interest on long-term debt and subordinated debt	2,277	2,322
Total interest expense	8,278	8,948
Net interest income	20,781	12,481
Provision for loan losses	1,200	760
Net interest income, after provision for loan losses	19,581	11,721

Non-interest income:
Service charges on deposits	1,084	788
Loan servicing fees	58	10
Net gain on sales of loans	99	341
Net gain on sales of securities	71	-
Increase in cash surrender value of bank-owned life insurance	316	137
Trust services	393	-
Other operating income	641	433
Total non-interest income	2,662	1,709

Non-interest expenses:
Salaries and employee benefits	9,856	6,973
Occupancy	2,089	1,504
Equipment	1,020	768
Outside services	546	243
Other real estate owned expense	186	96
Deposit insurance expense	582	436
Advertising expense	209	176
Other operating expense	2,998	1,576
Total non-interest expenses	17,486	11,772
Income before income taxes	4,757	1,658
Provision for income taxes	506	275
Net income	$4,251	$1,383

Weighted-average shares outstanding:
Basic	20,423,418	16,376,388
Diluted	20,423,418	16,376,388

Earnings per share:
Basic	$0.21	$0.08
Diluted	$0.21	$0.08

DANVERS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,	December 31,
	2010	2009
	(Dollars in thousands,
	except per share amounts)
Interest and dividend income:
Interest and fees on loans	$23,389	$21,650
Interest on debt securities:
Taxable	5,381	5,842
Non-taxable	242	248
Dividends on equity securities	-	5
Interest on cash equivalents and certificates of deposit	47	114
Total interest and dividend income	29,059	27,859

Interest expense:
Interest on deposits:
Savings and NOW accounts	1,053	875
Money market accounts	2,255	2,479
Term certificates	2,597	2,822
Interest on short-term borrowings	96	103
Interest on long-term debt and subordinated debt	2,277	2,366
Total interest expense	8,278	8,645
Net interest income	20,781	19,214
Provision for loan losses	1,200	1,750
Net interest income, after provision for loan losses	19,581	17,464

Non-interest income:
Service charges on deposits	1,084	1,054
Loan servicing fees	58	60
Gain on sales of loans	99	54
Net gain on sales of securities	71	2
Increase in cash surrender value of bank-owned life insurance	316	331
Trust services	393	264
Other operating income	641	645
Total non-interest income	2,662	2,410

Non-interest expenses:
Salaries and employee benefits	9,856	8,683
Occupancy	2,089	1,706
Equipment	1,020	1,195
Outside services	546	929
Other real estate owned expense	186	393
Deposit insurance expense	582	692
Advertising expense	209	491
Other operating expense	2,998	3,391
Total non-interest expenses	17,486	17,480
Income before income taxes	4,757	2,394
Provision (benefit) for income taxes	506	(234)
Net income	$4,251	$2,628

Weighted-average shares outstanding:
Basic	20,423,418	18,488,838
Diluted	20,423,418	18,488,838

Earnings per share:
Basic	$0.21	$0.14
Diluted	$0.21	$0.14

DANVERS BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(Unaudited)

	Three Months Ended March 31,
	2010				2009
	Average		Interest	Average	Average		Interest	Average
	Outstanding		Earned/	Yield/	Outstanding		Earned/	Yield/
	Balance		Paid	Rate (1)	Balance		Paid	Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents and
certificates of deposit	$27,052		$47	0.69%	$27,475		$97	1.41%
Debt securities: (2)
U.S. Government	15,493		6	0.15	1,538		11	2.86
Gov't-sponsored enterprises	218,927		1,943	3.55	198,460		2,439	4.92
Mortgage-backed	294,141		3,129	4.26	243,959		2,970	4.87
Municipal bonds	24,417		242	3.96	19,960		203	4.07
Other	10,310		303	11.76	250		2	3.20
Restricted stock	18,951		-	-	14,626		-	-
Real estate mortgages (3)	959,738		13,435	5.60	605,871		8,425	5.56
C&I loans (3)	567,021		8,215	5.80	436,752		6,225	5.70
IRBs (3)	124,625		1,468	4.71	74,833		890	4.76
Consumer loans (3)	11,345		271	9.55	8,641		167	7.73
Total interest-earning assets	2,272,020		29,059	5.12	1,632,365		21,429	5.25
Allowance for loan losses	(15,083)				(12,341)
Total earning assets less allowance
for loan losses	2,256,937				1,620,024
Non-interest-earning assets	206,360				100,126
Total assets	$2,463,297				$1,720,150

Interest-bearing liabilities:
Deposits:
Savings and NOW accounts	$396,621		1,053	1.06	$185,714		548	1.18
Money market accounts	653,047		2,255	1.38	466,267		2,923	2.51
Term certificates	558,538		2,597	1.86	379,904		3,027	3.19
Total deposits	1,608,206		5,905	1.47	1,031,885		6,498	2.52
Borrowed funds:
Short-term borrowings	86,494		96	0.44	128,388		128	0.40
Long-term debt	216,992		1,835	3.38	162,781		1,789	4.40
Subordinated debt	29,965		442	5.90	29,965		533	7.11
Total interest-bearing liabilities	1,941,657		8,278	1.71	1,353,019		8,948	2.65
Non-interest-bearing deposits	213,156				124,656
Other non-interest-bearing liabilities	20,612				13,572
Total non-interest-bearing liabilities	233,768				138,228
Total liabilities	2,175,425				1,491,247
Stockholders' equity	287,872				228,903
Total liabilities and stockholders' equity	$2,463,297				$1,720,150

Net interest income			$20,781				$12,481
Net interest rate spread (4)				3.41%				2.60%
Net interest-earning assets (5)	$330,363				$279,346
Net interest margin (6)				3.66%				3.06%
Ratio of interest-earning assets
to total interest-bearing liabilities	1.17	x			1.21	x

(1) Yields are annualized.
(2) Average balances are presented at average amortized cost.
(3) Average loans include non-accrual loans and are net of average deferred loan fees/costs.
(4) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities for the periods indicated.
(5) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average total interest-earning assets.

DANVERS BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(Unaudited)

	Three Months Ended
	March 31, 2010				December 31, 2009
	Average		Interest	Average	Average		Interest	Average
	Outstanding		Earned/	Yield/	Outstanding		Earned/	Yield/
	Balance		Paid	Rate (1)	Balance		Paid	Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents and
certificates of deposit	$27,052		$47	0.69%	$64,866		$114	0.70%
Debt securities: (2)
U.S. Government	15,493		6	0.15	10,326		5	0.19
Gov't-sponsored enterprises	218,927		1,943	3.55	235,645		2,421	4.11
Mortgage-backed	294,141		3,129	4.26	284,050		3,104	4.37
Municipal bonds	24,417		242	3.96	24,223		248	4.10
Other	10,310		303	11.76	10,774		312	11.58
Restricted stock	18,951		-	-	17,579		5	0.11
Real estate mortgages (3)	959,738		13,435	5.60	861,019		12,265	5.70
C&I loans (3)	567,021		8,215	5.80	510,371		7,760	6.08
IRBs (3)	124,625		1,468	4.71	121,196		1,453	4.80
Consumer loans (3)	11,345		271	9.55	10,267		172	6.70
Total interest-earning assets	2,272,020		29,059	5.12	2,150,316		27,859	5.18
Allowance for loan losses	(15,083)				(14,003)
Total earning assets less allowance
for loan losses	2,256,937				2,136,313
Non-interest-earning assets	206,360				132,633
Total assets	$2,463,297				$2,268,946

Interest-bearing liabilities:
Deposits:
Savings and NOW accounts	$396,621		1,053	1.06	$318,748		875	1.10
Money market accounts	653,047		2,255	1.38	623,484		2,479	1.59
Term certificates	558,538		2,597	1.86	510,741		2,822	2.21
Total deposits	1,608,206		5,905	1.47	1,452,973		6,176	1.70
Borrowed funds:
Short-term borrowings	86,494		96	0.44	121,451		103	0.34
Long-term debt	216,992		1,835	3.38	198,440		1,900	3.83
Subordinated debt	29,965		442	5.90	29,965		466	6.22
Total interest-bearing liabilities	1,941,657		8,278	1.71	1,802,829		8,645	1.92
Non-interest-bearing deposits	213,156				195,679
Other non-interest-bearing liabilities	20,612				22,986
Total non-interest-bearing liabilities	233,768				218,665
Total liabilities	2,175,425				2,021,494
Stockholders' equity	287,872				247,452
Total liabilities and stockholders' equity	$2,463,297				$2,268,946

Net interest income			$20,781				$19,214
Net interest rate spread (4)				3.41%				3.26%
Net interest-earning assets (5)	$330,363				$347,487
Net interest margin (6)				3.66%				3.57%
Ratio of interest-earning assets
to total interest-bearing liabilities	1.17	x			1.19	x

(1) Yields are annualized
(2) Average balances are presented at average amortized cost.
(3) Average loans include non-accrual loans and are net of average deferred loan fees/costs.
(4) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities for the periods indicated.
(5) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average total interest-earning assets.

DANVERS BANCORP, INC.
SELECTED FINANCIAL RATIOS AND OTHER DATA
(Unaudited)

			At or For
	At or For the		the Three
	Three Months Ended		Months Ended
	March 31,		December 31,
	2010	2009	2009

Performance Ratios:

Return on assets (ratio of income to average total assets) (1)	0.69%	0.32%	0.46%
Return on equity (ratio of income to average equity) (1)	5.91%	2.42%	4.25%
Net interest rate spread (1) (2)	3.41%	2.60%	3.26%
Net interest margin (1) (3)	3.66%	3.06%	3.57%
Efficiency ratio (4)	72.22%	82.79%	79.08%
Non-interest expenses to average total assets (1)	2.84%	2.74%	3.08%
Average interest-earning assets to interest-bearing liabilities	1.17x	1.21x	1.19x

Asset Quality Ratios:

Non-performing assets to total assets	0.70%	0.55%	0.77%
Non-performing loans to total loans	0.96%	0.73%	1.01%
Allowance for loan losses to non-performing loans	97.15%	149.54%	82.49%
Allowance for loan losses to total loans	0.93%	1.09%	0.88%

Capital Ratios:

Risk-based capital (to risk-weighted assets)	16.60%	21.31%	15.86%
Tier 1 risk-based capital (to risk-weighted assets)	15.72%	20.31%	15.05%
Tier 1 leverage capital (to average assets)	11.52%	14.76%	12.25%
Stockholders' equity to total assets	11.82%	13.28%	11.43%
Average stockholders' equity to average assets	11.69%	13.31%	10.91%

(1)	Ratios are annualized.
(2)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the periods indicated.
(4)
The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income.